Exhibit 5.1

ATTORNEYS AT LAW	Broomfield, CO 720 566-4000

Reston, VA
Five Palo Alto Square	703 456-8000
3000 El Camino Real
Palo Alto, CA	San Diego, CA
94306-2155	858 550-6000
Main 650 843-5000
Fax 650 849-7400	San Francisco, CA
415 693-2000
www.cooley.com
Washington, DC
ROBERT J. BRIGHAM	202 842-7800
(650) 843-5053
rbrigham@cooley.com

June 29, 2006
PetSmart, Inc.
19601 North 27th Avenue
Phoenix, Arizona 85027
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by PetSmart, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 20,242,880 shares of the Company’s Common Stock, $.0001 par value, (the “Shares”) pursuant to its 2006 Equity Incentive Plan (the “Plan”).
In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, each as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, Cooley Godward llp
By:	/s/ Robert J. Brigham
Robert J. Brigham